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                                                                       EXHIBIT 9

                           14951 North Dallas Parkway
                              Dallas, Texas 75240

                                                                January 23, 2000

GRUPO SANBORNS, S.A. de C.V.
Av. San Fernando 649
Colonia Pena Pobre, Tlalpan
Mexico, D.F. 14060
Mexico

Dear Sirs:

     We expect to provide certain information concerning CompUSA Inc. (together with its subsidiaries, the "Company") to Grupo Sanborns, S.A. de C.V. ("Grupo Sanborns") and its affiliates, including, TPC Acquisition Corp. ("TPC") (all such affiliates, together with Grupo Sanborns, "you"), in connection with the Merger Agreement, dated the date hereof, between the Company, Grupo Sanborns and TPC (the "Merger Agreement"). All such information, whether written or oral, furnished to you or your Representatives (as defined below), now or in the future, by or on behalf of the Company (whether prepared by the Company, its advisors or otherwise), together with analyses, compilations, studies or other documents or records prepared by you or your Representatives which contain or otherwise reflect or are generated from such information, are collectively referred to herein as the "Evaluation Material."

     In consideration of the Company's furnishing you with the Evaluation Material, the Company and you agree to the following (it being understood that you are also agreeing to cause your affiliates to comply with the provisions hereof):

          1. You will use the Evaluation Material solely in connection with the transactions provided for by the Merger Agreement and not in any way directly or indirectly detrimental to the Company. All Evaluation Material shall be kept confidential by you, except that you may disclose the Evaluation Material or portions thereof (i) to the extent required in any legal proceeding or by applicable laws, regulations or other legal requirements in connection with effecting the transactions provided for by the Merger Agreement (including in filings made with regulatory authorities or required to be disclosed in tender offer or proxy materials) and (ii) to those of your directors, officers, employees and advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information solely in connection with the transactions provided for by the Merger Agreement (it being understood that, before disclosing the Evaluation Material to such Representatives, you will inform such Representatives of the confidential nature of the Evaluation Material and that, by receiving such information, they are agreeing to be bound by the terms of this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives. In the event that you or any of your Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Evaluation Material which is legally required and shall use your reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

          2. The term "Evaluation Material" does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure in violation of this Agreement directly or indirectly by you or your Representatives), (b) was
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     available to you on a nonconfidential basis from a source other than the
     Company or its advisors, provided that such source was not known by you to be bound by a confidentiality agreement regarding the disclosing party, or
     (c) has been independently acquired or developed by you without violating any of your obligations under this Agreement.

          3. Upon any termination of the Merger Agreement, you will, upon the request of the Company, destroy or return to the Company all copies of the Evaluation Material in your possession or in the possession of your Representatives.

          4. The term "person" as used in this Agreement will be interpreted broadly to include, without limitation, any governmental authority, corporation, company, partnership, limited liability company, joint venture, trust or individual. The provisions of Sections 9.02 through 9.06 of the Merger Agreement shall be deemed applicable to this Agreement as well.

     If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                                          Very truly yours,

                                          COMPUSA INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

Accepted and agreed as
of the date written above.

GRUPO SANBORNS, S.A. de C.V.

By:
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    Name:
    Title: